 EXHIBIT 99.2

P R E S S R E L E A S E

Synthesis Energy Systems, Inc. to Present at the Roth Capital Partners 20th Annual OC Growth Stock Conference

HOUSTON, February 14, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) announced today that Tim Vail, president and chief executive officer, will present at the Roth Capital Partners 20th Annual OC Growth Stock Conference in Dana Point, California on Thursday, February 21, 2008 at 8:00 a.m. Pacific Time.

A live audio webcast of the presentation and the accompanying slideshow may be accessed at www.wsw.com/webcast/roth16/symx/, or alternatively, through the company’s website at www.synthesisenergy.com within the Investor Relations section.  Viewers are encouraged to log on approximately 15 minutes prior to the presentation to register and download any necessary software.  A replay of the webcast will be available shortly after the live presentation and will be archived for 90 days.

About Synthesis Energy Systems, Inc.

The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets. The U-GAS(R) technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical applications or as a feedstock for producing transportation fuels. The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The Company currently has offices in Houston, Texas, Shanghai and Beijing, China. For more information on the Company, visit http://www.synthesisenergy.com or call (713) 579-0600.

Contact:
Synthesis Energy Systems, Inc.
Molly Whitaker

Investor Relations

(713) 579-0607

molly.whitaker@synthesisenergy.com

6330 West Loop South, Suite 300  Houston, Texas 77401

Tel: (713) 579-0600 / Fax: (713) 579-0610